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                       [LETTERHEAD OF MCCARTHY TETRAULT]


                                                                January 18, 2001


ImagicTV Inc.
One Brunswick Square
14/th/ Floor
Saint John, New Brunswick
E2L 3Y2

Dear Sirs/Mesdames:

                    Re:  Registration Statement on Form S-8
                    ---------------------------------------

     We have acted as counsel to ImagicTV Inc. (the "Company") in connection with the filing on or about the date hereof of a Registration Statement on Form S-8 (the "Registration Statement") with regard to the issuance of up to 1,879,185 common shares of the Company (the "Shares") pursuant to the ImagicTV Inc. 2000 Share Option Plan (the "2000 Plan").

     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we have considered necessary or relevant for the purposes of the opinions hereinafter expressed, including:

     (a)  a certified copy of the articles and by-laws of the Company;

     (b) certified copies of resolutions of the board of directors of the Company authorizing, among other things, the 2000 Plan; and

     (c)  a copy of the 2000 Plan.

     For the purposes of the opinions set forth below, we have assumed, with respect to all documents examined by us, the legal capacity of all individual signatories, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, notarial, conformed, telecopied or photostatic copies. We have also assumed that the certificates referred to above continue to be accurate as at the date hereof.

     We have relied upon the certificates referred to above with respect to the accuracy of factual matters contained therein. While we have not performed any independent
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check or verification of such factual matters, nothing has come to our attention during our participation with respect to the Registration Statement that leads us to believe such certificates are incorrect.

     All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

     Based and relying upon the foregoing, and subject to the qualifications herein expressed, we are of the opinion that the Shares to be issued pursuant to the exercise of options granted under the 2000 Plan have been duly authorized and, when issued and delivered by the Company upon receipt of the exercise price per Share in full payment of the issue price of each Share issuable upon the exercise of an option granted under the 2000 Plan, the Shares will have been validly issued as fully paid and non-assessable Shares.

     The opinions expressed herein are limited to the laws of the Province of Ontario and the laws of Canada applicable therein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of such persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                             Yours truly,

                                             "McCarthy Tetrault"